SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                                    a21, Inc.
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                                (Name of Issuer)

                       Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   002184 10 9
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                                 (CUSIP Number)

                                December 2, 2005
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ] Rule 13d-1(b)
         [X ] Rule 13d-1(c)
         [  ] Rule 13d-1(d)


------------------
       (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 002184 10 9                                       Page 2 of 4 Pages

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1)   Name of Reporting Person                    StarVest Partners, L.P.
     I.R.S. Identification
     No. of Above Person
     (Entities Only)
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2)  Check the Appropriate Box                  (a) [   ]
    if a Member of a Group                     (b) [   ]
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3)  SEC Use Only
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4)  Citizenship or Place Delaware of Organization
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Number of              5)   Sole Voting  9,500,000 shares of Common Stock
Shares Beneficially         Power
Owned by Each          -------------------------------------------------------
Reporting Person
With
                       -------------------------------------------------------
                       6) Shared Voting
                          Power                      -0-
                       -------------------------------------------------------
                       7) Sole           9,500,000 shares of Common Stock
                          Dispositive Power

                       -------------------------------------------------------
                       8) Shared
                          Dispositive Power             -0-
                       ------------------------------------------------

9)  Aggregate Amount Beneficially        9,500,000 shares
    Owned by Each Reporting person       of Common Stock

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10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
------------------------------------------------------------------------------
11) Percent of Class
    Represented by                       13.5%
    Amount in Row (9)
------------------------------------------------------------------------------
12) Type of Reporting Person             PN


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CUSIP No. 002184 10 9                                       Page 3 of 4 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

                Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on October 14, 2005 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

                The Schedule 13G is hereby amended as follows:

Item 4 is hereby amended and restated to read in its entirety as follows:

Item 4 - Ownership.

             (a) Amount Beneficially Owned:

             9,500,000 shares of Common Stock

             (b) Percent of Class:

             13.5 %

             (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote:

             9,500,000 shares of Common Stock

             (ii) shared power to vote or to direct the vote: -0-

             (iii) sole power to dispose or to direct the disposition of:

             9,500,000 shares of Common Stock

             (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 002184 10 9                                       Page 4 of 4 Pages


Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                     STARVEST PARTNERS, L.P.
                     By:  StarVest Associates, L.L.C., General Partner

                     By         /s/ Deborah A. Farrington
                       -----------------------------------------------
                                 Managing Member


Date:   December 5, 2005